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                                                                    EXHIBIT 99.1


  Covad Communications Announces Plans for a $500 Million Private Placement of
                               Convertible Notes

SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 11, 2000--Covad Communications (Nasdaq:COVD), the nation's leading broadband services provider utlizing DSL (digital subscriber line) technology, announced today that it is planning to issue $500 million of Convertible Notes due 2005 in a private placement. Covad Communications intends to use the net proceeds it expects to receive if the offering is completed primarily for capital expenditures to finance network expansion.

The securities to be offered have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful prior to registration or qualification under the securities laws of such state. The statements in this news release regarding the timing of the proposed offering and any other future aspects relating to the proposed offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the notes proposed to be offered.

CONTACT: Covad Communications (Investor Relations)
Nick Kormeluk, 408/987-1615
InvestorRelations@covad.com